                                                                    EXHIBIT 23.1

                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
CellPoint Inc. and Subsidiaries
Chertsey, England

    We hereby consent to the incorporation by reference in the respective Registration Statements on Form S-3 (No. 333-52942) and Form S-8
(No. 333-52884) of CellPoint Inc. and in the Prospectuses constituting part of such Registration Statements of our report dated August 21, 2001 (except for note 9(b) as to which the date is September 26, 2001 and note 17 as to which the date is October 9, 2001) relating to the financial statements of CellPoint Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended
June 30, 2001.

    We also consent to the references to us under the caption "Experts" in the Prospectuses.

BDO Seidman, LLP

New York, New York
October 15, 2001